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                                                                    EXHIBIT 12.1

                          STATEMENT ON COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   Year Ended December 31,
                                   -----------------------------------------------------   Six Months Ended
                                    1995       1996        1997        1998       1999       June 30, 2000
(in thousands)                     -------    -------    --------    --------   --------   -----------------
COMPUTATION OF EARNINGS:
-----------------------
Pretax income before adjustment
  for minority interests in
  consolidated subsidiaries and
  income or loss from equity
  investees ...................... $15,281    $21,219    $ 37,340    $ 48,133   $121,624        $101,190
Fixed charges ....................  33,626     49,762      74,489     102,606    157,254         131,586
Amortization of capitalized
  interest .......................      --         --          --         136        331             209
Distributed income of equity
  investees ......................      --      1,274      21,042      27,717     43,318          19,413
Interest capitalized .............      --         --      (6,200)     (7,000)   (47,300)        (67,314)
Minority interest in pretax
  income of subsidiaries that
  have not incurred fixed
  charges ........................      --         --          --          --        265             (41)
                                   -------    -------    --------    --------   --------        --------
Total earnings                     $48,907    $72,255    $126,671    $171,592   $275,492        $185,043
                                   =======    =======    ========    ========   ========        ========
COMPUTATION OF FIXED CHARGES:
-----------------------------
Interest expensed and
  capitalized .................... $32,877    $46,384    $ 69,437    $ 96,317   $142,448        $108,426
Estimate of interest within
  rental expense .................     749      3,378       5,052       6,289     12,241           7,097
Distributions on HIGH TIDES ......      --         --          --          --      2,565          16,063
                                   -------    -------    --------    --------   --------        --------
Total fixed charges .............. $33,626    $49,762    $ 74,489    $102,606   $157,254        $131,586
                                   =======    =======    ========    ========   ========        ========
Ratio of earnings to fixed
  charges ........................    1.45x      1.45x       1.70x       1.67x      1.75x           1.41x
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